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                                                                   Exhibit 11

                       AZTAR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
              For the periods ended July 3, 1997 and June 27, 1996
         ---------------------------------------------------------------
                      (in thousands, except per share data)

                                       Second Quarter        Six Months
                                     ------------------  ------------------
                                       1997      1996      1997      1996
                                     --------  --------  --------  --------
Net income                           $  3,429  $     40  $  6,106  $    809
Deduct: preferred stock dividend
 and losses on redemption (net of
 income taxes credited to retained
 earnings)                               (154)     (164)     (328)     (324)
                                     --------  --------  --------  --------

Net income applicable to
 computation                         $  3,275  $   (124) $  5,778  $    485
                                     ========  ========  ========  ========
Weighted average common shares
 assuming no dilution                  45,121    38,411    45,063    38,348
  Common equivalent shares
   Additional shares applicable to
     stock options based on the
     weighted average market price        625     1,283       695     1,116
                                     --------  --------  --------  --------
Weighted average common shares
 applicable to net income per
 common and common equivalent
 share                                 45,746    39,694    45,758    39,464

   Shares applicable to stock
     options based on exercises
     during the period and/or
     the market close price at
     the end of the period                 --        23        (4)      207

  Conversion of preferred stock at
   the stated rate                        915       967       922       973
                                     --------  --------  --------  --------
Weighted average common shares
 assuming full dilution                46,661    40,684    46,676    40,644
                                     ========  ========  ========  ========

Net income per common and common
 equivalent share                    $    .07  $     --  $    .13  $    .01

Net income per common share
 assuming full dilution              $    .07  $     --  $    .12  $    .01
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